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                                                                    EXHIBIT 99.1

                      [ADEPT TECHNOLOGY, INC. LETTERHEAD]

For Immediate Release

CONTACTS:
Maili Bergman                                            Mike Overby
Director of Investor Relations                           Chief Financial Officer
408.434.5158 (voice)                                     408.434.5112 (voice)
408.434.5005 (fax)                                       408.434.5005 (fax)
maili.bergman@adept.com                                  mike.overby@adept.com

ADEPT TECHNOLOGY ANNOUNCES FOLLOW-ON OFFERING OF 2.0 MILLION SHARES OF COMMON STOCK AT $18.00 PER SHARE

(SAN JOSE, CA) February 16, 2001--Adept Technology, Inc. (Nasdaq/NMS: ADTK), a designer and manufacturer of intelligent automation products, today announced that it has entered into a purchase agreement in connection with a follow-on offering of 2,000,000 shares of its common stock. All of these shares will be offered by Adept.

The offering was managed by Lehman Brothers and U.S. Bancorp Piper Jaffray. Adept has granted the underwriters a 30-day option to purchase up to 300,000 additional shares of common stock solely to cover any over-allotments.

Copies of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from the offices of Lehman Brothers, c/o ADP Financial Services, Attn: Prospectus Fulfillment, 55 Mercedes Way, Edgewood, NY 11717.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

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